Exhibit 99.1

NEWS RELEASE

Nov. 10, 2008 – NASDAQ: FARM

Farmer Bros. Reports Net Loss per Share of $0.42

for Fiscal First Quarter 2009

TORRANCE, Calif.—(BUSINESS WIRE) – Nov. 10, 2008 – Farmer Bros. Co. (NASDAQ: FARM) today reported a net loss for its first fiscal quarter ended Sept. 30, 2008 of $6.1 million or $0.42 per share, compared with a net loss in last year’s first quarter of $1.0 million or $0.07 per share.

Net sales increased 9% to $66.5 million in the quarter from $60.9 million in last year’s first quarter reflecting a 2% increase in unit sales. The results reflect continued volatility in the green coffee market, higher commodity and fuel prices and significant losses in the Company’s investment portfolio:

•                  Losses from operations in the first quarter of fiscal 2009 rose to $4.3 million compared with $2.5 million in last year’s first quarter. This reflected a 10% increase in the cost of goods sold, which increased as a percentage of revenues to 53.5% in the 2009 fiscal first quarter from 52.9% a year ago.

•                  The Company recorded a loss to its portfolio of preferred stocks and other financial assets of $9.9 million in the first quarter reflecting unrealized declines in valuations of the preferred stocks that the Company holds.

“Although we are encouraged by the continuing trend of rising revenues, we are not pleased with our operating results,” said Rocky Laverty, President and CEO. “We continue to believe the best way to create value for shareholders and employees alike is to pursue our strategy of growing our top line and leveraging our operating infrastructure.  We are continuing to push forward with our sales efforts and are working diligently to make the key investments in our operations and infrastructure to lower our overall cost structure.  However, we are increasingly cautious about our outlook as we anticipate the effects of a softening economy and lower consumer spending.”

Operating expenses increased $4.0 million as a result of higher freight and employee costs of $2.6 million. This was partially offset by a decrease in general and administrative expenses of $0.7 million that primarily resulted from a reduced accrual for retiree medical liability of $0.96 million.

The Company ended the first quarter of fiscal 2009 with cash and short-term investments of $98.4 million, compared with $123.3 million on June 30, 2008. This change primarily reflects the decrease in market value of the preferred stocks that the Company holds, the investments in fixed assets, led by investment in relocating and updating CBI’s plant, and inventory changes.

The Company reported the following operational highlights during the quarter:

•                  In August 2008, CBI moved into its new headquarters and roasting plant in Portland, Ore.  This plant is expected to provide additional capacity to accommodate continuing growth.  Farmer Bros. has invested $15 million in the new CBI plant and an additional $1 million in packaging equipment, of which the Company invested approximately $5 million in the fiscal first quarter 2009.

•                  As of Oct. 31, 2008, 60% of Farmer Bros. branches were operating on the new mobile sales software system, which is being implemented across the Company’s sales network.  The remaining branches are expected to be converted by the end of fiscal 2009.

•                  The Company capitalized computer hardware costs in the amount of $0.9 million, and purchased vehicles in the amount of $1.1 million as it continued to work to ensure its infrastructure was adequate to support the operations.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry and private-label customers such as retailers. The Company’s signature Farmer Bros. trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. The Company’s wholly owned Coffee Bean Intl. is one of the nation’s leading specialty coffee roasters and wholesalers. Farmer Brothers has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate the CBI Acquisition, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, and changes in the quality or dividend stream of the third party’s securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and the annual report filed by the Company on Form 10-K and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.

QUARTERLY FINANCIAL DATA (UNAUDITED)

(Dollars in thousands, except share and per share data)

	Sept. 30,	Sept. 30,
	2008	2007
Net sales	$66,524	$60,943
Gross profit	$30,951	$28,727
(Loss) income from operations	$(4,255)	$(2,528)
Net loss	$(6,085)	$(953)
Net loss per common share	$(0.42)	$(0.07)

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Three months ended
	September 30,
	2008	2007
Net sales	$66,524	$60,943
Cost of goods sold	35,573	32,216
Gross profit	30,951	28,727
Selling expense	28,004	23,355
General and administrative expenses	7,202	7,900
Operating expenses	35,206	31,255
Loss from operations	(4,255)	(2,528)
Other income (expense):
Dividend income	1,047	1,027
Interest income	477	1,259
Other, net expense	(9,850)	(2,894)
Total other expense	(8,326)	(608)
Loss before taxes	(12,581)	(3,136)
Income tax benefit	(6,496)	(2,183)
Net loss	$(6,085)	$(953)
Basic and fully diluted net loss per common share	$(0.42)	$(0.07)
Weighted average shares outstanding	14,429,074	14,197,414

CONTACT: Abernathy MacGregor Group

Jim Lucas or Sydney Rosencranz, 213-630-6550